Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of October 19, 2022, is made by and among Rose Hill Acquisition Corporation, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), Inversiones e Inmobilaria GHC Ltda, a limited liability company organized under the laws of Chile (the “Company”) and Rose Hill Sponsor LLC, a Delaware limited liability company (“Sponsor”), and the undersigned individual (collectively, together with Sponsor, the “Sponsor Parties”). SPAC, the Company and the Sponsor Parties shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company and Alejandro García Huidobro Empresario Individual have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, as of the date hereof, the Sponsor Parties are the record and beneficial owners of all of the issued and outstanding SPAC Shares and SPAC Warrants set forth under such Person’s name on the signature pages hereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.        Non Redemption. Each Sponsor Party hereby irrevocably and unconditionally agrees that if SPAC seeks shareholder approval of (a) the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (b) the Extension Proposal, it or he shall not redeem any SPAC Shares owned by it or him in connection with any such shareholder approval. This Section 1 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

2.           Voting.

(a)        Until the earlier of (a) the Closing or (b) termination of the Business Combination Agreement in accordance with its terms, at each general meeting of the SPAC Shareholders (whether annual or extraordinary and whether or not an adjourned or postponed meeting, however called), and in each written consent or resolution of any of the SPAC Shareholders in which such Sponsor Party is entitled to vote or consent, such Sponsor Party hereby unconditionally and irrevocably agrees to be present for such meeting (or otherwise cause its or his Subject Securities to be counted as present thereat for the purpose of establishing a quorum) and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Subject Securities (a) in favor of, and to approve and adopt, the Business Combination Agreement, the Transaction Agreements, the Transactions and all SPAC Shareholder Matters, (b) in favor of and to approve and adopt, all other matters contemplated to be adopted or approved by the SPAC Shareholders as set forth in the Business Combination Agreement or any of the Transaction Agreements or in connection with the Transactions, including the Extension Proposal, and (c) in opposition to: (i) any SPAC Business Combination and any and all other proposals (A) that could reasonably be expected to delay or impair the ability of SPAC to consummate any of the Transactions or (B) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement or any of the Transactions or (ii) any other action, proposal, transaction or agreement involving SPAC that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect any of the Transactions or would reasonably be expected to result in (A) any breach of any representation, warranty, covenant, obligation or agreement of the SPAC in the Business Combination Agreement or any Transaction Agreement or (B) any of the conditions to SPAC’s or the Company Parties’ obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled. For purposes of this Agreement “Subject Securities” shall mean, with respect to a Sponsor Party, such Sponsor Party’s SPAC Shares and any other equity securities of SPAC that such Sponsor Party holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, including any SPAC Warrants or other securities convertible into or exercisable or exchangeable for SPAC Shares.

(b)        Prior to the Closing, each Sponsor Party agrees not to deposit, and to cause its Affiliates not to deposit, any Subject Securities in a voting trust or subject any Subject Securities to any arrangement or agreement with respect to the voting of such Subject Securities, unless specifically requested to do so by New PubCo, the Company and SPAC in connection with the Business Combination Agreement, any Transaction Agreement or the Transactions.

(c)          The obligations of each Sponsor Party specified in this Section 2 shall (i) apply whether or not any of the Transactions is recommended by the board of directors of SPAC, and whether or not any previous such recommendation has been withdrawn, modified, qualified or otherwise changed by the board of directors of SPAC and (ii) be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

3.        Information. Prior to the Closing, each Sponsor Party agrees to provide to SPAC, the Company, and their respective Representatives, any information regarding such Sponsor Party or its Subject Securities that is reasonably requested by SPAC, the Company any of their respective Representatives pursuant to the Business Combination Agreement or any Transaction Agreement.  To the extent required by applicable Legal Requirements, each Sponsor Party authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, NASDAQ or the Registration Statement (including all documents and schedules filed with the SEC in connection with any of the foregoing), such Sponsor Party’s identity and ownership of its Subject Securities and the nature of such Sponsor Party’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Transaction Agreement; provided that such disclosure is made in compliance with the provisions of this Agreement and the Business Combination Agreement. This Section 3 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

4.           Transfer Restrictions.

(a)          Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC and the Company prior to the Closing and between the date hereof and the Closing Date, each Sponsor Party agrees that it or he shall not Transfer (as defined below) any Subject Securities.  “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(b)        Notwithstanding the provisions set forth in Section 4(a), Transfers of the Subject Securities are permitted: (i) in the case of an individual, (A) by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of the individual, (C) pursuant to a qualified domestic relations order, (D) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust or (ii) in the case of an entity, to an Affiliate of such Person; provided, that, in the case of clauses (i) and (ii), these permitted transferees must enter into a written agreement with SPAC, the Company and New PubCo following its incorporation agreeing to be bound by the applicable provisions of this Agreement.

(c)         This Section 4 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

5.        Waiver of Anti-Dilution Rights.  Contingent upon and effective as of the Closing, pursuant to Article 24(b) of the Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles”), each Sponsor Party in its capacity as holder of SPAC Class B Ordinary Shares hereby irrevocably and unconditionally waives and covenants and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the SPAC Articles). This Section 5 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

6.           Vesting Shares.

(a)        Effective as of, and contingent upon the Second Effective Time, upon receipt thereof, 700,000 New PubCo Ordinary Shares (the “Vesting Shares”) received by the Sponsor shall be deemed unvested; provided, however:

(i)          400,000 Vesting Shares shall be deemed to have vested and shall cease to be subject to the restrictions and forfeiture provisions under this Section 6 if at any time following the Closing and prior to the five (5) year anniversary of the Closing (the “Specified Period”) the VWAP of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period; provided, that if such shares have not vested prior to the expiration of the Specified Period then such shares shall be irrevocably forfeited and surrendered to New PubCo for no consideration on the first (1st) Business Day following the expiration of the Specified Period; and

(ii)         300,000 Vesting Shares shall be deemed to have vested and shall cease to be subject to the restrictions and forfeiture provisions under this Section 6 if at any time during the Specified Period the VWAP of the New PubCo Ordinary Shares is greater than or equal to $20.00 over any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period; provided, that if such shares have not vested prior to the expiration of the Specified Period then such shares shall be irrevocably forfeited and surrendered to New PubCo for no consideration on the first (1st) Business Day following the expiration of the Specified Period.

(b)          Notwithstanding anything to the contrary, in the event of a transaction that results in:

(i)         a Change of Control, then any unvested Vesting Shares that have not otherwise been previously forfeited pursuant to Section 6(a) shall be deemed to have vested and shall cease to be subject to the restrictions and applicable forfeiture provisions under this Section 6 effective as of immediately prior to the consummation of such transaction; or

(ii)         New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the New PubCo Board in good faith) equal to or in excess of the VWAP of the New PubCo Ordinary Shares specified in Section 6(a) (an “Earn-Out Target”) that does not constitute a Change of Control, then the Vesting Shares subject to the applicable Earn-Out Target that have not been previously been deemed vested pursuant to Section 6(a) shall be deemed to have vested and shall cease to be subject to the restrictions and forfeiture provisions under this Section 6 immediately prior to the consummation of such transaction.

(c)       Following the Closing, the Sponsor shall not Transfer any of its Vesting Shares so long as such shares remain unvested; provided, however, that Transfers of the Vesting Shares are permitted: (i) in the case of an individual, (A) by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of the individual, (C) pursuant to a qualified domestic relations order, (D) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust or (ii) in the case of an entity, to an Affiliate of such Person; provided, that, in the case of clauses (i) and (ii), these permitted transferees must enter into a written agreement with the Company and New PubCo following its incorporation agreeing to be bound by the applicable provisions of this Agreement.

(d)        The registered holder(s) of any Vesting Shares that remain unvested as of any time shall be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect of such Vesting Shares.  Notwithstanding the foregoing, to the extent that any dividends or other distributions are paid in cash in respect of any Vesting Shares that have not vested in accordance with Section 6(a), such dividends and distributions shall be set aside by and paid to the holder(s) thereof as promptly as reasonably practicable following the vesting of such Vesting Shares (if at all).

(e)        New PubCo’s register of members and all certificates or book entries representing unvested Vesting Shares shall bear a legend referencing that they are subject to forfeiture and restrictions on transfer, as applicable, pursuant to the provisions of this Agreement, and any transfer agent for New PubCo will be given appropriate stop transfer orders with respect to such unvested Vesting Shares. Upon vesting of the applicable Vesting Shares, New PubCo shall promptly take all actions necessary to cause such legends to be removed.

(f)        The Earn-Out Targets and the Vesting Shares, until such time as such Vesting Shares have been forfeited or have otherwise vested pursuant to this Section 6, shall be equitably adjusted for (other than with respect to the Transactions) any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change affecting (i) SPAC Class B Ordinary Shares until immediately prior to the First Effective Time and (ii) the New PubCo Ordinary Shares after the First Effective Time.

(g)         This Section 6 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

7.          Warrants. Sponsor hereby agrees that, subject to and contingent upon the First Effective Time, automatically and without any further action by any other Person, Sponsor shall forfeit a number of Parent Warrants such that immediately following such forfeiture Sponsor owns 3,050,000 Private Placement Warrants immediately prior to the First Effective Time (such forfeited Private Placement Warrants, the “Forfeited Private Placement Warrants”), and all such Forfeited Private Placement Warrants shall be cancelled and forfeited for no consideration and shall cease to exist.  This Section 7 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

8.           Other Covenants; Acknowledgement.

(a)       Each Sponsor Party agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of its Affiliates or representatives to take any action on its behalf, that would be a breach of Section 7.4(b) (Confidentiality; Communications Plan; Access to Information) or Section 7.10 (No Solicitation) of the Business Combination Agreement if such action were taken by SPAC.

(b)         Each Sponsor Party hereby agrees not to commence or participate in any claim, derivative or otherwise, against the Company, SPAC or any of their respective Affiliates (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of SPAC in connection with the Business Combination Agreement, the Transaction Agreements, the Transactions, the Extension Proposal and all SPAC Shareholder Matters.

(c)        The Sponsor acknowledges and agrees that it shall be deemed the “SPAC Sponsor” for all purposes under Section 3.11 (Transaction Expense Payment; Excess Transaction Expense Amount) of the Business Combination Agreement and to be bound by, and subject to, the provisions set forth in Section 3.11 (Transaction Expense Payment; Excess Transaction Expense Amount) of the Business Combination Agreement applicable to the SPAC Sponsor.

(d)        Each Sponsor Party acknowledges and agrees that the Company and SPAC are entering into the Business Combination Agreement in reliance upon such Sponsor Party entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Sponsor Party entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company and SPAC would not have entered into, or agreed to consummate the transactions contemplated by, the Business Combination Agreement.

(e)         This Section 8 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

9.          Entire Agreement; Amendments and Waivers.  This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.  This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed (i) prior to Closing, among the SPAC, Sponsor, New PubCo (assuming its incorporation at such time) and the Company or (ii) after the Closing, between Sponsor and New PubCo.

10.         Successors and Assigns.  No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties.  Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any right, interest or obligation to the purported assignee.  This Agreement shall be binding on, and inure to the benefit of, each of the parties hereto and their respective successors and permitted assigns.

11.         Notices.  Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given (i) if sent or given to any party hereto other than a Sponsor Party, to such party in accordance with the terms of Section 11.1 (Notices) of the Business Combination Agreement or (ii) if given to a Sponsor Party, to such Sponsor Party at the address or e-mail set forth on such Sponsor Party’s signature page hereto and shall, in each case, be deemed delivered in accordance with the terms of Section 11.1 (Notices) of the Business Combination Agreement.

12.        Termination.  This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing.  In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be of no force and effect from and after such termination.  No termination of this Agreement shall relieve any party hereto from any obligation accruing, or liability resulting from a Willful Breach of this Agreement by such party occurring prior to such termination or reversion.

13.         Representations and Warranties.

(a)        Each of the Parties represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)        Each Sponsor Party represents and warrants that it is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of such Sponsor Party’s SPAC Shares and SPAC Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Shares and SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such SPAC Shares or SPAC Warrants, other than Liens pursuant to (i) this Agreement, (ii) applicable Governing Documents, (iii) the Business Combination Agreement, (iv) the agreements entered into by Sponsor with SPAC in connection with SPAC’s initial public offering or (v) any applicable securities Legal Requirements. Such Sponsor Party’s SPAC Shares and SPAC Warrants are the only equity securities in SPAC owned of record or beneficially by such Sponsor Party on the date of this Agreement, and none of such Sponsor Party’s SPAC Shares or SPAC Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Shares or SPAC Warrants, except as provided hereunder and pursuant to the Current Sponsor Letter Agreement. Other than its SPAC Warrants and the SPAC Shares, each Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

14.        Further Assurances.  Each of the Parties agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, Transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

15.       Miscellaneous.  Sections 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction) and 11.14 (No Recourse) of the Business Combination Agreement shall apply mutatis mutandis to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ROSE HILL SPONSOR LLC

By:	/s/ Albert Hill IV
	Name:	Albert Hill IV
	Title:	Managing Member

Attn:	Albert Hill IV

Email:	[****]

Address:	Rose Hill Sponsor LLC
981 Davis Drive
Atlanta, GA 30327

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ROSE HILL ACQUISITION CORPORATION

By:	/s/ Albert Hill IV
	Name:	Albert Hill IV
	Title:	Co-Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SPONSOR PARTY

By:	/s/ Albert Hill IV
	Name:	Albert Hill IV

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

INVERSIONES E INMOBILARIA GHC LTDA

By:	/s/ Alejandro Garcia Huidobro Empresario
	Name:	Alejandro Garcia Huidobro Empresario
	Title:	Administrator and Legal Representative

[Signature Page to Sponsor Support Agreement]